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                                                                   Exhibit 10.96

                         LICENSE AND MARKETING AGREEMENT

         THIS LICENSE AND MARKETING AGREEMENT (the "Agreement") is made and entered into this 13th day of February, 2007 (`Effective Date") by and between DIVERSE MEDIA GROUP CORP., a Utah corporation ("DMG"), CIRTRAN CORPORATION, a Nevada corporation ("Cirtran") and ARROWHEAD INDUSTRIES, INC., a Florida corporation ("Arrowhead").

                                    RECITALS

         A. Arrowhead is engaged in the business of marketing and distributing a door hinge removal tool known as the "Hinge Helper" (the "Product") pursuant to U.S. Patent No. 6,308,390 B1 (the "Patent"). Arrowhead and Cirtran are parties to an Exclusive Manufacturing & Supply Agreement dated December 28, 2005 (the "Manufacturing Agreement") pursuant to which Cirtran is manufacturing the Product for Arrowhead.

         B. DMG is a subsidiary of Cirtran. DMG is engaged in the marketing and distribution of products through various distribution channels, including traditional retail channels as well as catalogs, internet, live shopping and other channels.

         C. Arrowhead desires to grant to DMG a non-exclusive, limited license to use the Patent to fulfill DMG's obligations under this Agreement with respect to the Product, as well as the exclusive rights during the term of this Agreement to market and distribute and sell the Product through all distribution channels other than direct response television ("DRTV"), provided that nothing in this Agreement shall be construed as giving to DMG an exclusive license to the Patent. (herein the "Purpose").

         C.    The parties desire to set forth their agreements in writing.

         NOW THEREFORE, in consideration of the mutual covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties agree as follows:

1.       License of Product Intellectual Property.
         -----------------------------------------

         (a) Subject to the terms and conditions of this Agreement, Arrowhead hereby grants to DMG during the term of this Agreement an exclusive, worldwide, license (i) to use the Patent to manufacture, sell and distribute the Product (the "License"); (ii) to use the trademark "Hinge Helper" and the stylized Hinge Helper logo for the Purpose (iii) to use the designs, technical drawings, manufacturing specifications and know-how related to the Product for the Purpose, and (iv) to use the information and technology related to the Product for the Purpose (the "Product Intellectual Property") in all channels of trade other than DRTV, provided that Arrowhead shall have the distribution rights set forth in Section 3(b) hereof, and further provided, that nothing in this section or in this Agreement shall be deemed to provide DMG with an exclusive license to use the Patent or to use the Patent in any way that is not related to the Purpose. For the avoidance of doubt, during the term of this Agreement Arrowhead shall not license any third party to make, market or distribute the Product for the Purpose and, except as provided in Section 3(b) below, Arrowhead shall not engage in any such activities related to the Purpose on its own behalf.


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         (b)   Arrowhead represents, warrants and covenants that it has all necessary power and authority to grant to DMG the rights to the Product Intellectual Property in this Agreement, and neither the granting of the rights nor the exercise of them by DMG will infringe or violate the intellectual property or other proprietary or intangible rights of any other person or entity. Arrowhead has not been and is not, as of the date of this Agreement, a party to any litigation enforcing or defending Arrowhead's rights in, to or with respect to the Product or the Product Intellectual Property, and Arrowhead is not aware of any such claims made or threatened involving the validity of Arrowhead's rights in, to or with respect to the Product or Product Intellectual Property.

         (c) Arrowhead shall provide to DMG, and DMG shall have the right to use during the term of this Agreement for the Purpose, such modifications, improvements, new versions, redesigns or adaptations of the Product (collectively "Improvements") as may be developed or controlled by Arrowhead. DMG shall also have the right to make such minor modifications and improvements necessary to correct any defects in Product design or in response to customer input. All such Improvements and minor modifications shall be the sole property of Arrowhead, both during and after the term of this Agreement.

2.       Manufacturing.
         --------------

         DMG or its affiliates shall have the right to purchase the Product from Cirtran for sale pursuant to DMG's marketing and distribution right granted hereunder and Cirtran shall have the right to manufacture the Product for DMG to fulfill DMG's requirements for the Product with respect to the Purpose. It is anticipated by Cirtran and DMG that their agreement with respect to the manufacture of the Product will be informal and represented only by purchase orders between DMG and Cirtran. In the event Cirtran and DMG enter into a formal written manufacturing agreement for the Product, DMG and Cirtran will provide a copy of such manufacturing agreement to Arrowhead. The parties acknowledge that the intercompany transfer price of Product between Cirtran and DMG need not be the same as the price of Product sold to Arrowhead pursuant to the Manufacturing Agreement.

3.       Marketing and Distribution.
         ---------------------------

         (a) DMG shall have the right to advertise, promote, market, sell and otherwise distribute the Product throughout the world by means of internet, catalog, live home shopping, credit car stuffers, print and radio campaigns other than DRTV and through other retail and wholesale channels (collectively, the "DMG Territory"). DMG shall have the right to change or create new packaging for the Product for sale in the DMG Territory without the approval of Arrowhead. DMG and Arrowhead will jointly approve all advertising, broadcast material and other promotional literature created or used by DMG (collectively "ADS") prior to DMG's placement of such ADS, which approval will not be unreasonably withheld or delayed. It is acknowledged that such prior approval by Arrowhead of ADS shall not apply to any ADS used by customers of DMG which are not developed by DMG. DMG shall also have the right to sell and distribute the Product in the DMG Territory advertising with and using the Arrowhead trademarks as described in
Section 1(a) above.

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         (b)   During the term of this Agreement, Arrowhead covenants and agrees that neither it nor any other person deriving their rights from Arrowhead (other than DMG and Cirtran) shall manufacture, market, advertise, sell or distribute the Product, any improvements or derivations thereof or any other product based on the Patent for any purpose that is competitive with the Purpose for which DMG is contracting with Arrowhead under this Agreement ("Restricted Products"); provided that Arrowhead shall be entitled to advertise, promote, market, sell and otherwise distribute the Product (i) after written approval by DMG, in its discretion, on a non-exclusive basis, through retail and wholesale channels in specific markets (which may be specific geographic markets outside the U.S. or specific retailers) not served nor intended to be served by DMG ("Allowed Markets"), and (ii) throughout the world by means of DRTV only (together with the Allowed Markets, the "Arrowhead Territory"). DMG may expressly condition its approval of an Allowed Market on Arrowhead's agreement to meet performance benchmarks in the Allowed Market based on sales revenue, sales growth, marketing activity, distribution penetration, customer satisfaction or other criteria (the "Performance Criteria"). If (i) DMG notifies Arrowhead that it has failed to attain or maintain to one or more of the Performance Criteria for an Allowed Market, and Arrowhead fails to correct such failure within thirty days after receiving such notice, and (ii) DMG intends to service such Allowed Market, then DMG may revoke its approval in writing as to such Allowed market and Arrowhead shall no longer service such market. If DMG grants permission for Arrowhead to distribute the Product under clause (i) above, Arrowhead agrees to purchase all such Product directly from DMG at the wholesale price DMG charges third party distributors and retailers for purchases of similar quantities. The parties may agree that DMG will provide other distribution services to Arrowhead with respect to such sales on mutually acceptable terms. If Arrowhead submits a written request to serve a market under clause (i) which DMG does not approve, DMG will not unreasonably withhold consent for a second request to serve such market Arrowhead may submit at least six months after the original request and prior to the time that DMG has commenced serving the market (which may include providing for the market in a written business plan or directing sales efforts to the market regardless of whether such efforts result in sales); provided that this sentence shall not limit DMG's ability to establish Performance Criteria for such market.

4.       Compensation; Calculation and Payment of Royalties.  DMG shall
         ---------------------------------------------------
compensate Arrowhead as follows:

         (a) DMG shall pay Arrowhead a royalty (the "Royalty") calculated as a percentage of the price per unit of Product received by DMG (the "Unit Price") from third parties on all Products sold by DMG pursuant to this Agreement as set forth on Exhibit A. The Unit Price in the case of sales to a distributor or retailer (including Arrowhead as to sales in the Arrowhead Territory) shall be the price per unit received by DMG and not the price at which such distributor or retailer sells the Product to a third party. In the case of sales by DMG directly to consumers, the Unit Price shall be the price at which DMG sells the Product directly to such consumers.

         (b) For purposes of Section 4, the sales upon which Royalties are earned shall be calculated on a cash basis so that Royalties are due only when payment is received for the Product. The Unit Price does not include any

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separately stated charges for shipping and handling and are net of any returns, markdowns, charge backs, credit card discounts, rebates, refunds and similar charges.

         (c) For purposes of determining the Royalties, DMG will give Arrowhead a quarterly report of sales and Royalties earned. The quarterly reports ("Quarterly Reports") will be given by end of the first month after the end of the quarter, reporting sales and Royalties earned for the preceding calendar quarter. Therefore, the Quarterly Reports will include the quarters ending March 31, June 30, September 30 and December 31 of each year and will be delivered by the following April 30, July 31, October 31 and January 31 of each year. Royalties shall be paid to Arrowhead on a monthly basis within 30 business days following the end of the month in which the payment of any Unit Price is received by DMG regardless of when the sale generating that Unit Price payment occurred. DMG's royalty payments to Arrowhead shall be made by wire transfer, check or other mutually acceptable means.

         (d) Exhibit A sets forth DMG's current good faith forecast of the schedule to launch the Product in retail stores. The forecast is presented for general planning purposes only and there shall be no consequences to DMG if actual results do not match the forecast.

         (e) The parties agree that DMG will launch the Product (i.e. obtain an order for Product) with at least one national large lot retailer such as Home Depot, Wal-Mart, Loews or Target by June 30, 2007. In the event DMG does not reach this goal, the parties agree to negotiate in good faith a solution, including modification of the terms of this Agreement, that allows the parties to continue with the Purpose of this Agreement.

         (f) If, by March 1, 2010, DMG has not generated total cumulative sales revenue for the Product of at least $4.0 million dollars (the "Minimum") then until such time as the Minimum is attained Arrowhead shall have the option of notifying DMG that it desires a solution. If such notice is given, the parties agree to negotiate in good faith a solution, including modification of the terms of this Agreement, to increase sales of the Product and attain the Minimum. If the parties are unable to negotiate a solution and the Minimum has still not been attained, then Arrowhead shall have the right to terminate DMG's rights under this Agreement on sixty (60) days notice. Notwithstanding Section 5(c) below, in the event of such termination of this Agreement the Manufacturing Agreement shall remain in force until the date five years after the Effective Date of this Agreement unless terminated for cause as provided in the Manufacturing Agreement.

5.       Amendment to Manufacturing Agreement.
         -------------------------------------

         (a)   Minimum Sales and Forecasts. The Minimum Quantity requirements in
Section 2.1 of the Manufacturing Agreement shall no longer apply to Arrowhead. However, Arrowhead shall continue to be subject to the requirements in Section
2.3 that the Product must be ordered in whole shipping container lots unless waived on a case by case basis by Cirtran. Unless Arrowhead is ordering more than one shipping container lot in any six-month period, the inventory Forecasts described in Section 2.6 shall not be required by Cirtran.

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

         (b) Termination. Section 6.3 of the Manufacturing Agreement regarding early termination shall apply only to the quantities of Product purchased by Arrowhead from Cirtran and not Product purchased by DMG. The Release Payment in lieu of the Final Release described in Section 6.3(c) of the Manufacturing Agreement shall no longer be an option for Arrowhead upon early termination.

         (c)   In the event of a termination of this Agreement pursuant to
Section 4(f), the term of the Manufacturing Agreement will be determined pursuant to such Section 4(f). If Section 4(f) does not apply, then in the event the Manufacturing Agreement is terminated prior to the termination of this Agreement, Cirtran shall have the right to continue manufacturing the Product for DMG as long as this Agreement remains in force. In the event that this Agreement terminates other than pursuant to Section 4(f) prior to the termination of the Manufacturing Agreement, the Manufacturing Agreement shall terminate on February 15, 2012.

6.       Term and Termination.
         ---------------------

         (a) The initial term of this Agreement shall commence as of the date first written above and shall terminate five years thereafter. This Agreement shall automatically renew for up to two renewal terms of five years each unless Arrowhead notifies DMG or DMG notifies Arrowhead in writing of its intent not to renew at least three, but not more than twelve, months prior to the termination of the initial term or the then-current renewal term.

         (b)   Either DMG or Arrowhead may terminate this Agreement on sixty
(60) days prior written notice to the other party based on a material breach of this Agreement by the non-terminating party, unless such breach is cured within such sixty (60) day period or, in the event of a non-monetary breach which cannot reasonably be cured within sixty (60) days, that the breaching party commences within such sixty (60) day period steps calculated to cure the breach as soon as practicable and the cure is completed within ninety (90) days.

         (c) Notwithstanding termination of this Agreement, DMG's License to use the Product Intellectual Property and any Improvements, including the right to advertise, market and sell the Product, shall survive for a period not to exceed six months following termination of this Agreement for the limited purpose of allowing DMG to dispose of Product inventory. Licensor will continue to earn a Royalty on Product disposed of after termination.

         7. Non-Competition. During the term of this Agreement, Arrowhead agrees that it will not sell or distribute the Product or any products that are confusingly or substantially similar or directly competitive to the Product other than as set forth in this Agreement.

         8. Representations and Warranties. Each of DMG and Cirtran warrants to Arrowhead and Arrowhead warrants to DMG and Cirtran that (i) it is an entity duly organized, valid, existing and in good standing under the laws of the state, province or country of its incorporation or establishment and has the corporate or equivalent power to own its assets and properties and to carry on its business as now being conducted; (ii) its obligations hereunder shall be performed in full compliance with the all applicable determinations of any governmental authority and all applicable federal, state or local laws, statutes, ordinances, rules, regulations and orders ("Applicable Laws"); (iii) it will cooperate with the other, as necessary, to remain in full compliance

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with the Applicable Laws; (iv) the execution, delivery and performance of this
Agreement have been duly authorized, do not violate its certificate of incorporation, by-laws or similar governing instruments or Applicable Law and do not, and with the passage of time will not, materially conflict with or constitute a breach under any other agreement, judgment or instrument to which it is a party or by which it is bound; and (v) this Agreement is the legal, valid and binding obligation of such party, enforceable in accordance with its terms.

9.       Infringement and Indemnification.
         ---------------------------------

         (a) If Arrowhead or DMG becomes aware of any infringement or alleged infringement of the Product Intellectual Property, that party shall immediately notify the other in writing of the name and address of the alleged infringer, the alleged acts of infringement, and any available evidence of infringement. Arrowhead shall take such action with respect to the alleged infringement as Arrowhead determines is reasonable, including commencement of legal action against the alleged infringer. If Arrowhead determines that it is not reasonable to pursue the infringement, it shall so notify DMG, in which event DMG shall have the right to pursue claims against the alleged infringer. In the event DMG elects to pursue the alleged infringer, any and all expenses incurred in connection with such legal proceedings shall be borne solely by DMG, who shall retain for itself any and all monies or other benefits derived from such legal proceedings.

         (b) DMG will defend, indemnify and hold harmless Arrowhead and its employees, directors, officers and agents against any third party allegations, demands, suits, investigations, causes of action, proceedings or other claims ("Third Party Claims") and from all damages, liabilities, judgments, costs and expenses (including attorneys' fees and costs) and other such losses ("Losses") which are based on, and send arise in connection with such Third Party Claims to the extent based on, any of the following: (i) any failure of DMG to comply with any Applicable Law; or (ii) any other breach of DMG's obligations under this Agreement, including, without limitation, any representations or warranties of DMG.

         (c) Arrowhead will defend, indemnify and hold harmless DMG and its employees, directors, officers and agents against any Third Party Claims (as defined above) and any Losses (as defined above) which are based on and arise in connection with such Third Party Claims and to the extent based on, any of the following: (i) any negligent act or omission by Arrowhead relating to Arrowhead's design and specifications for the Product or marketing and promotion of the Product; (ii) any failure of Arrowhead to comply with any Applicable Law;
(iii) any other breach of Arrowhead's obligations under this Agreement, including any representations or warranties of Arrowhead; (iv) the Product infringing upon any intellectual property rights of a third party, including, without limitation, patent, copyright, trade secret, trademark, etc.; or (v) allegation of illness, personal injury or death caused by the Product or any other product liability claim related to the Product which results from the design or specifications provided by Arrowhead.

         (d) The Party entitled to indemnification under this Section 9 (the "Indemnified Party") will provide the Party obligated to provide indemnification under this Section 9 (the "Indemnifying Party") with prompt notice of any Third Party Claim for which its seeks indemnification, provided that the failure to do so will not excuse the Indemnifying Party of its obligations under this Section 9 except to the extent prejudiced by such failure or delay. The Indemnifying

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Party will defend any such Third Party Claim and have the sole right to control the defense and settlement of the Third Party Claim, provided that the Indemnified Party may not, without the Indemnified Party's consent, enter into any settlement, which admits guilt, liability or culpability on the part of the Indemnified Party. The Indemnified Party will provide reasonable cooperation to the Indemnifying Party in defending any Third Party Claim.

10.      Miscellaneous.
         --------------

         (a) Assignment. This Agreement shall be binding upon the parties and their respective successors and assigns. Cirtran or DMG may assign this Agreement as a whole upon written notice to and the consent of Arrowhead, which consent shall not be unreasonably withheld or delayed. Cirtran or DMG may sublicense its rights hereunder to one or more affiliates.

         (b) Notices. All notices hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally, sent by document, overnight delivery service or, to the extent receipt is confirmed, faxed to the appropriate address or number set forth below.

If to Cirtran:                               With a Copy To:
Iehab Hawatmeh                               Paul H. Shaphren, Esq.
CirTran Products Corporation                 Callister Nebeker & McCullough
4125 South 6000 West                         2180 South 1300 East, Suite 600
West Valley City, Utah 84128                 Salt Lake City, Utah 84106
Fax: (801) 963-5180                          Fax:  (801) 746-8607

If to DMG:                                   With a Copy To:
Trevor M. Saliba                             Iehab Hawatmeh
1875 Century Park East, Suite 1790           CirTran Products Corporation
Los Angeles, California 90067                4125 South 6000 West
Fax: (310) 492-0404                          West Valley City, Utah 84128
                                             Fax: (801) 963-5180

If to Arrowhead:                             With a Copy To:
Eric Koeser                                  Terence F. Brennan, Esq.
Arrowhead Industries                         Roetzel & Andress
11401 Camden Loop Way                        301 East Pine Street
Windermere, FL 34786                         Capital Plaza II
Fax:  (407) 876-5125                         Suite 730
                                             Orlando Florida 32801
                                             407-835-8550
                                             407-835-3596

         or at such other address and to the attention of such other person as either party may designate by written notice to the other.

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         (c)   Governing Law, Dispute Resolution. This Agreement shall be governed by and construed by the laws of the State of Utah, disregarding the conflicts of laws provisions thereof. Any claim, dispute or controversy arising out of, or relating to any section of this Agreement or the making, performance, or interpretation of the rights and obligations explicitly set forth in this Agreement shall, upon the election by written notice of either party, be settled on an expedited basis by binding arbitration in Salt Lake City, Utah before a single arbitrator mutually agreeable to the parties, or if no agreement is reached, before a single arbitrator from the American Arbitration Association selected in accordance with its rules then in effect, which arbitration shall be conducted in accordance with such rules, and judgment on the arbitration award may be entered in any court having jurisdiction over the subject matter of controversy.

         (d) Attorneys' Fees. In the event of any litigation concerning any controversy, claim or dispute among the parties hereto, arising out of or relating to this Agreement or the breach hereof, or the interpretation hereof, the prevailing party shall be entitled to recover from the losing party reasonable expenses, attorneys' fees, and costs incurred therein or in the enforcement or collection of any judgment or award rendered therein.

         (e) Amendment and Waiver. Except as otherwise expressly provided herein, any provision of this Agreement may be amended only with the written consent of the parties. No term or provision of this Agreement shall be deemed waived unless such waiver shall be in writing and signed by the party making such waiver. Any waiver of a particular breach of this Agreement shall not constitute a waiver of any other breach, nor shall any waiver be deemed a continuing waiver unless it so states expressly.

         (f) Entire Agreement; Severability. This Agreement supersedes all proposals and term sheets, oral or written, all negotiations, conversations or discussions between or among parties relating to the subject matter hereof and all past dealing or industry custom. If any provision of this Agreement is held to be illegal or unenforceable, that provision shall be limited or eliminated to the minimum necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

         (g) Survival of Obligations. The obligations of confidentiality and exclusivity arising under this Agreement are intended to survive any termination of this Agreement.

         (h) Counterparts. This Agreement may be executed in one or more counterparts each of which shall be deemed to be an original, and all of which together shall constitute one and the same Agreement.




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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

                                           DIVERSE MEDIA GROUP CORP.,
                                           a Utah corporation



                                           By: /s/ Iehab Hawatmeh
                                              ----------------------------------
                                                  Iehab Hawatmeh
                                                  Chairman

                                           CIRTRAN CORPORATION
                                           a Nevada corporation



                                           By: /s/ Iehab Hawatmeh
                                              ----------------------------------
                                                 Iehab Hawatmeh
                                                 President

                                           ARROWHEAD INDUSTRIES, INC.,
                                           a Florida corporation


                                           By: /s/ Eric Koeser
                                              ----------------------------------
                                               Name: Eric Koeser
                                               Title: President





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                                    Exhibit A

                             ROYALTIES AND FORECASTS

         1.   Royalties
              ---------

         DMG will pay Royalties to Arrowhead pursuant to Section 4 of the Agreement as follows:

         (a)  for payments received by DMG in 2007, 11% of the Unit Price;

         (b)  for payments received by DMG in 2008, 12% of the Unit Price;

         (c)  for payments received by DMG in 2009, 13% of the Unit Price;

         (d)  for payments received by DMG in 2010, 14% of the Unit Price; and

         (e) for payments received by DMG in 2011 or thereafter, 15% of the Unit Price.

         2.   Forecasts
              ---------

         DMG's current good faith forecast is that it will launch the Product by having received initial purchase orders from retail stores by the end of March, 2007. If this occurs, DMG's current good faith forecast is that Product will be actually available in retail stores by the end of the second quarter of 2007. As soon as practicable after the end of March, 2007, DMG will inform Arrowhead of the purchase orders, if any, received from retail stores and any anticipated changes to the forecast of retail availability.





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